Exhibit 10.21

B R I D G E  B A N K

July 12,2006

AML Communications, Inc.

Mr. Jacob Inbar, President

1000 Avenida Acaso

Camarillo, CA 93012

Re: Bridge Bank Credit Facility

Dear Jacob:

Thank you for allowing Bridge Bank (“BB) the opportunity to strengthen its relationship with AML Communications, Inc. (“AML” or “Borrower”). I would like to take this opportunity to propose some terms and conditions for the credit facility under discussion. Bridge Bank (the “Bank” or “Lender”) is interested in continuing its banking relationship with AML and will consider the banking services described below. Please note that this letter is not intended to constitute a commitment or offer to lend on the part of the Lender, but rather to summarize for discussion purposes the credit accommodation that we are interested in considering at this time. The Lender’s proposal to make credit facilities available is subject to the approval of its Loan Committee, and will be represented via the final Business Financing Agreement.

Borrower:	AML Communications, Inc.

Lender:	Bridge Bank, NA

Credit Facilities:

Facility 1	$1,000,000 Domestic Accounts Receivable Line of Credit.

Facility 2:	$1,000,000 Equipment Term Loan (inclusive of the existing -$200,000 outstanding). Borrower eligible to advance up to an additional -$800,000 in Equipment Term debt.

The net amount outstanding will not exceed $2,000,000 at anytime.

Purpose:	Provide working capital and equipment financing.

Advance Rates:

Facility 1:

Up to 80% of the gross eligible domestic receivables (net of pre-paid deposits, offsets, and contras related to each specific account debtor). Ineligible account criteria is as follows unless otherwise approved by the Bank: Account balances over 90 days from invoice date, concentration balances in excess of 30%, pre-billings, affiliated accounts, foreign accounts with the exception of Canada, progress billings, retention billings, bill & hold accounts, cross-aged balances whereby the amounts over 90 days of any account exceeds 35% of the total balance of that account debtor. Lender to approve exceptions to the standard concentration limit on a caseby- case basis. In addition, U.S. Government accounts will be considered eligible with a proper assignment of claims as required by Lender, or as otherwise approved by Lender. Lender will approve foreign accounts on a case-by-case basis.

FINANCIAL PROPOSAL FOR AML COMMUNICATIONS, INC.

Facility 2:

Up to 100% of the invoice cost of purchased equipment or other eligible purchases acceptable to Lender. Eligible Invoices included invoices for new capital equipment, furniture, and software purchased within 90 days of formal loan documentation. Minimum draw of $50,000 per advance.

Rates & Fees:

Interest Rate - Facility 1:	Wall Street Journal “WSJ” Prime Rate (currently 8.25%) plus 0.25%.

Interest Rate - Facility 2:	WSJ Prime Rate plus 0.50%.

Facility Fee:	$5,000 (0.25% of total Credit Facility) due at signing of definitive Bank loan documents.

$2,500 (0.25% of Facility 1) due 12 months from the date of definitive Bank loan documents.

Repayment:

Facility 1:	Interest to be paid monthly, principal due upon maturity.

Facility 2:

Existing Term Loans to continue amortizing under existing repayment schedule. Draw period of six months from date of Modification Agreement for the remaining eligible Equipment Term Loan advances. At the end of the draw period, the outstanding advanced amount will be termed out for principal repayment over 30 (thirty) monthly payments.

Maturity & Payment Term:

Facility 1:	Twenty-four (24) months from date of documents.

Facility 2:	Thirty-six (36) months from date of documents.

Warrants:	None.

Financial Covenants:
1.

Borrower to maintain on a monthly basis a Quick Ratio of 1.50 to 1.00, which shall be defined as unrestricted cash and equivalents at Bank plus A/R divided by current liabilities (including all Bank debt).

	2.	Borrower to stay within 80% of planned quarterly revenue.

Collateral:

Lender will maintain a perfected first priority security interest in all of the Borrower’s Assets, including intellectual property and general intangibles currently owned or later acquired. Lender will be in second position on specific fixed assets previously financed elsewhere.

Subordinated Debt:

Any other debt and/or lien holder (if any exist), will be required to enter into an inter-creditor / subordination agreement acceptable to the Lender and/or be terminated. Exception for specific fixed asset liens previously existing.

Banking Relationship:

Borrower will maintain its primary operating and investment accounts with Lender. All cash & cash equivalents held outside of Bridge Bank will be subject to a Collateral Control Agreement acceptable to the Bank.

Reporting:	Borrower to provide the following information:
	•	Within 30 days of each month end: Balance Sheet, Income Statement and statement of cash flows together with compliance certificate.
	•	Prior to borrowing and within 30 days of each month-end while borrowing on Facility 1: Accounts receivable and payable aging reports together with borrowing base certificate.
	•	Within 150 days of each fiscal year end: CPA prepared annual financial statements.
	•	Within 30 days prior to each fiscal year end: Annual board approved financial forecast.

Field Examination:

Prior to borrowing on Facility 1 and while there is a balance outstanding, annual field examinations required, or upon Lenders’ request at the Borrower’s expense. Costs may range fiom $750.00 - $1,250.00 per day with the duration and scope of the exam to be determined at time of field examination.

Insurance:	Bank to be named loss payee on primary genera1 business insurance.

Conditions of Closing:
•

After due diligence inquiry conducted by Lender, there shall be no discovery of any facts or circumstances which would, as determined by Lender at its sole discretion, negatively effect or potentially negatively effect the collectability of the obligations under or in connection with the Business Finance Agreement.

	•	No representation, warranty, or disclosure made to Lender by Borrower shall prove to be false or misleading as of the date made.

•

All documentation forms would be provided by Lender and, assuming that Lender has approved all due diligence concerning Borrower, Borrower shall have properly executed all documentation required by the Lender.

	•	Borrower to insure subordination of any debt or lien, fiom any other secured party, and supply Lender with any other support deemed necessary.

This proposal letter is provided solely for the purpose described herein and may not be disclosed to or relied upon by any other party without the Lender’s prior written consent. This proposal is intended to form the basis for a discussion of a credit accommodation, and further negotiations adding to or modifying the general scope of the major terms shall not be precluded by the issuance of this Proposal Letter. The Lender’s proposal to make the credit facilities available is subject to the approval of its Loan Committee, and any commitment to lend will be made in writing. This proposal is confidential and proprietary for the sole purpose of discussions between the parties hereunder.

Bridge Bank reserves the right to issue press releases, advertisements and other promotional materials describing any successfid outcome of services provided on your behalf. The Borrower agrees that Bridge Bank shall have the right to identify the Borrower by name in those materials.

Whether or not the transactions contemplated hereby are consummated, by your acceptance hereof: (a) you agree to bear all reasonable out-of-pocket expenses of Lender and all fees and disbursements of Lender’s counsel (including the allocated costs of inside counsel) relating to the preparation of this letter and of the proposed financing documentation and to the transaction contemplated hereby and thereby, and (b) you agree to indemnify Lender, its affiliates, and their respective directors, officers and employees and to defend and hold Lender, its affiliates and such other persons harmless from and against all losses, claims, damages, liabilities and expenses (including expenses of litigation or preparation thereof) which Lender or any such affiliates or such other persons in connection with or arising out of the matters referred to herein, except for damages resulting from the gross negligence or willful misconduct of the Lender.

If the basic terms and conditions described above are acceptable, please so indicate by signing this letter and returning the same to the attention of the undersigned by no later than July 21, 2006, or by such date agreed upon by Bridge Bank in writing.

Thanks again for allowing Bridge Bank to make this proposal and please feel free to contact me with any questions you may have. I look forward to establishing a relationship with you.

Best Regards,

Mike Lederman

Vice President

Agreed and acknowledged:

/s/ Jacob Inbar	7/17/06
AML Communications, Inc.	Date